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                             AGREEMENT AND PLAN OF MERGER

        This Agreement and Plan of Merger (this "Agreement") is entered into as of January 29, 1998, by and among U.S. Aggregates, Inc., a Delaware corporation ("Purchaser"), Western Acquisition, Inc., a Delaware corporation and a wholly-owned indirect subsidiary of Purchaser ("Sub"), and Monroc, Inc., a Delaware corporation (the "Company").

                                       RECITALS

        A. The Boards of Directors of Purchaser, Sub and the Company each have determined that the merger of Sub with and into the Company, upon the terms and subject to the conditions set forth herein, is fair to, and in the best interests of, their respective corporations and stockholders.

        B. Concurrently with the execution of this Agreement, certain stockholders of the Company have entered into the Voting Agreement attached hereto as Exhibit A (the "Voting Agreement") which provides that such stockholders will vote their shares of common stock of the Company in favor of this Agreement.

        C. Purchaser, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with, and to establish various conditions precedent to, the merger provided for herein.

                                      ARTICLE I
                                      THE MERGER

        1.1. MERGER. At the Effective Time, upon the terms and subject to the conditions hereof, and in accordance with the provisions of the Delaware General Corporation Law (the "DGCL") and the Certificate of Incorporation and Bylaws of the Company, Sub shall be merged with and into the Company (the "Merger"). Following the Merger, the Company shall continue as the surviving corporation (the "Surviving Corporation") under the name Monroc, Inc. and shall continue its existence under the laws of the State of Delaware, and the separate corporate existence of Sub shall cease.

        1.2. CONSUMMATION OF THE MERGER. As soon as practicable after the satisfaction or waiver of the conditions set forth in Article 6, the parties hereto will cause a duly executed and acknowledged certificate of merger, or certificate of ownership and merger if permitted by the DGCL of the State of (the "Merger Certificate"), to be filed with the Secretary of State of Delaware, and the parties hereto shall take all such other and further actions as may be required by law to make the Merger effective. The Merger shall become effective on the date on which the Merger Certificate has been duly filed with the Secretary of State of the State of Delaware (such time is hereinafter referred to as the "Effective Time"). The closing of the Merger will take place at 10:00 a.m. on a date to be specified by the Purchaser or Sub, but shall be no later than the third business day after satisfaction or waiver of the conditions to closing set forth in Article 6 (the "Closing Date"), at the offices of LeBoeuf, Lamb, Greene & MacRae, L.L.P., 1000 Kearns Building, 136 South Main Street, Salt Lake City, Utah 84101, unless another date or place is agreed to in writing by the parties hereto.

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        1.3     EFFECTS OF THE MERGER.  The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation. As of the Effective Time, the Company shall be a wholly owned subsidiary of Purchaser.

        1.4 CERTIFICATE OF INCORPORATION AND BYLAWS. Subject to Section 5. 11 (indemnification), the Certificate of Incorporation and the Bylaws of Sub in effect at the Effective Time shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation until amended in accordance with applicable law; provided that Article I of the Certificate of Incorporation of Sub shall be Amended as of the Effective Time to read "The name of the corporation is Monroc, Inc."

        1.5 DIRECTORS AND OFFICERS. The directors of Sub at the Effective Time shall be the directors of the Surviving Corporation and the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected (or appointed in the case of officers) and qualified.

                                      ARTICLE 2
                               CONVERSION OF SECURITIES

        2.1 CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, Sub, the Company or the holders of any of the following securities:

                2.1.1 Each share of common stock, par value $.01 per share, of the Company issued and outstanding immediately prior to the Effective Time (the "Shares"), other than Shares to be canceled pursuant to Section 2.1.2 and Dissenting Shares (as hereinafter defined), shall by virtue of the Merger and without any action on the part of the holder thereof be canceled and extinguished and be converted into the right to receive $10.771 without interest thereon (the "Merger Consideration").

                2.1.2 Each Share which is issued and outstanding immediately prior and held by Purchaser or Sub or any direct or indirect subsidiary of Purchaser or Sub, or which is held in the treasury of the Company or any of its subsidiaries, shall be canceled and retired and no payment shall be made with respect thereto.

                2.1.3 Each share of common stock, par value $.01 per share, of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share (or such other value as may be determined by Sub), of the Surviving Corporation.

        2.2 EMPLOYEE STOCK OPTIONS; OUTSTANDING WARRANTS. Immediately prior to the Effective Time, each stock option (an "Option") granted under the Monroc, Inc. 1996 Stock Option Plan and

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the Monroc, Inc. 1994 Stock Option Plan (collectively, the "Stock Option
Plans") and each outstanding warrant of the Company (a "Warrant"), whether or not such Option or Warrant is then exercisable, shall be canceled and each holder of a canceled Option or Warrant shall be entitled to receive from the Company, in consideration for cancellation and settlement of such Option or Warrant, a cash payment equal to the product of (i) the aggregate number of Shares subject to the Option or Warrant and (ii) the excess, if any, of the Merger Consideration over the exercise price per Share of such Option or Warrant as set forth in Schedule 3.2 (the "Option Consideration"). Prior to the Closing, the Company will make any amendments to the Stock Option Plans, the Warrants and any agreements related thereto, and will obtain any consents or releases, necessary to effect the transactions contemplated by this
Section 2.2. Any amounts payable pursuant to this Section 2.2 shall be subject to any required withholding of taxes and shall be paid without interest.

        2.3 DISSENTING SHARES; PAYMENT FOR SHARES. Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by holders who did not vote in favor of the Merger and who comply with all of the relevant provisions of Section 262 of the DGCL (the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration, and the holders of such Dissenting Shares shall be entitled to receive payment of the appraised value of such Shares in accordance with the provisions of Section 262 unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal. If, after the Effective Time, any such holder fails to perfect or shall have effectively withdrawn or otherwise lost such right, each of such holder's Shares shall thereupon be deemed to have been converted into the right to receive, as of the Effective Time, the Merger Consideration without any interest thereon. The Company shall give Sub prompt notice of any demands received by the Company for appraisal of Shares, and, prior to the Effective Time, Sub shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Sub, make any payment with respect to, or settle or offer to settle, any such demands.

        2.4     PAYMENT FOR SHARES.   Prior to the Effective Time, Purchaser
shall designate a United States bank or trust company reasonably satisfactory to the Company to act as Payment Agent in the Merger (the "Payment Agent"). At or prior to the Effective Time, Purchaser or Sub shall deposit, or cause to be deposited, in trust with the Payment Agent immediately available funds in an amount sufficient to make the payments contemplated by Section 2. 1.1 on a timely basis (the "Exchange Fund"). The Payment Agent shall, pursuant to irrevocable instructions and subject to Section 2.4.3, make payments out of the Exchange Fund to holders of record who hold Shares immediately prior to the Effective Time and the Exchange Fund shall not be used for any other purpose. The Exchange Fund may, as directed by the Surviving Corporation (so long as such directions do not impair the rights of holders of Shares to receive the Merger Consideration promptly upon the surrender of their shares in accordance with this agreement), be invested by the Payment Agent in direct obligations of the United States of America, obligations for which -the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, commercial paper rated of the highest quality by Moody's Investors Services, Inc. or Standard & Poor's Corporation, or certificates of deposit issued by a commercial bank having at least $1,000,000,000 in assets. Deposit

                                    -3-

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of funds pursuant hereto shall not relieve Purchaser or the Surviving
Corporation of their obligations to make payments in respect of Shares and Purchaser hereby guarantees the Surviving Corporation's obligations in respect thereof.

                2.4.1 Promptly after the Effective Time, Purchaser and the Surviving Corporation shall cause the Payment Agent to mail and/or make available to each record holder, as of the Effective Time, of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented Shares (other than those cancelled pursuant to Section 2.1.2), a notice and letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Payment Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. As promptly as practicable after surrender to the Payment Agent of a Certificate, together with such letter of transmittal duly executed and completed in accordance with the instructions thereon, the holder of such Certificate shall be paid in exchange therefor cash in an amount equal to the product of the number of Shares represented by such Certificate multiplied by the Merger Consideration, and such Certificate shall be canceled. No interest shall be paid or accrued in respect of the Merger Consideration. If payment is to be made to a person other than the person in whose name the certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the surrendered Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.4, each Certificate (other than Certificates cancelled pursuant to Section
2.1.2 and Dissenting Shares) shall represent for all purposes solely the right to receive the Merger Consideration, without any interest thereon.

                2.4.2 After the Effective Time, there shall be no transfers of Shares on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates are presented to the Payment Agent or the Surviving Corporation, they shall be canceled and exchanged for cash as provided in this
Section 2.4, subject to applicable law in the case of Dissenting Shares.

                2.4.3 Any portion of the Exchange Fund which remains unclaimed by the stockholders of the Company on the date six months after the Effective Time shall be repaid to the Surviving Corporation, upon demand, and any stockholder of the Company who has not theretofore complied with Section 2.4 shall thereafter look only to the Surviving Corporation for payment of such stockholder's claim for the Merger Consideration, without any interest thereon.

                                      ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                The Company represents and warrants to Purchaser and Sub as follows:

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        3.1     ORGANIZATION AND QUALIFICATION.  The Company and each subsidiary of the Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified to do business as a foreign corporation and in good standing in each jurisdiction in which the character of its properties or the nature of its business makes such qualification necessary, except where the failure to be so organized, existing, qualified or in good standing or have such power and authority would not have a Material Adverse Effect (as defined in Section 8.12). The Company has delivered or made available to Purchaser complete and correct copies of its and its subsidiaries' respective certificates of incorporation and bylaws. All subsidiaries of the Company and their respective jurisdictions of incorporation or organization are identified on Schedule 3.1.

        3.2 CAPITALIZATION. The authorized capital stock of the Company consists of 20,000,000 Shares and 1,000,000 shares of Preferred Stock, par value $.01 per share ("Preferred Shares"). No Preferred Shares are outstanding. All of the outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights. As of the date hereof, (i) 4,514,200 Shares were issued and outstanding, (ii) 52 Shares were held in the Company's treasury, (iii) 415,600 Shares were reserved for issuance pursuant to outstanding Options and (iv) 1,501,250 Shares were reserved for issuance upon the exercise of outstanding Warrants. Except for the rights as set forth in this Section 3.2, there are not as of the date hereof any outstanding or authorized subscriptions, options, warrants, calls, rights, commitments or any other agreements of any character obligating the Company or any of its subsidiaries to issue any additional Shares or any other shares of capital stock of the Company or any other securities convertible into or evidencing the right to subscribe for any Shares. The exercise prices of the outstanding Options and Warrants are set forth on Schedule 3.2. Except as provided in Section 2.2 or as set forth on Schedule 3.2, there are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any of their respective equity securities. Each of the outstanding shares of capital stock of each of the Company's subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by the Company. The Shares which are the subject of the Voting Agreement represent approximately 36.6% of the total Shares outstanding as of the date hereof.

        3.3 AUTHORITY RELATIVE TO THIS AGREEMENT. The Company has all requisite corporate power and authority to execute and deliver this Agreement and subject to the terms and conditions hereof, to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of the Company in accordance with the applicable provisions of the
DGCL). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than, with respect to the Merger, the approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of the Company in accordance with the applicable provisions of the DGCL). This Agreement has been

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duly and validly executed and delivered by the Company and, assuming this
Agreement constitutes a valid and binding obligation of each of Purchaser and Sub, this Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

        3.4 ABSENCE OF CERTAIN CHANGES. Except as disclosed in the Company Filings (as defined in Section 3.5) or as set forth on Schedule 3.4, since November 30, 1997 (a) the Company and its subsidiaries have not suffered any Material Adverse Effect, (b) the Company has not issued any shares of its capital stock or granted any rights to purchase its capital stock or securities convertible into or exchangeable for its capital stock or (c) the Company has not declared, set aside or made any payments of a dividend or other distribution in respect of any of its capital stock and has not, directly or indirectly, redeemed, purchased or otherwise acquired any of its capital stock.

        3.5 REPORTS; FINANCIAL STATEMENTS. Since December 31, 1994, the Company has filed all required forms, reports and documents with the Securities and Exchange Commission (the "SEC") required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder (the "Company Filings"), all of which have been delivered or made available to Purchaser and all of which have complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder. None of the Company Filings, including without limitation any financial statements or schedules included therein, at the time filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited and unaudited consolidated financial statements of the Company included in such reports have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as stated in such financial statements) and fairly present the financial position of the Company and its consolidated subsidiaries as of the dates thereof and the results of their operations and changes in financial position for the periods then ended, subject, in the case of the unaudited financial statements, to normal year-end audit adjustments. Except as reflected, reserved against or otherwise disclosed in the financial statements of the Company included in the Company Filings, as otherwise disclosed in the Company Filings or as disclosed on Schedule 3.5, neither the Company nor any of its subsidiaries has any material liabilities or obligations (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, the financial statements of the Company or in the notes thereto, prepared in accordance with generally accepted accounting principles consistently applied, except liabilities arising in the ordinary course of business since November 30, 1997.

        3.6 Consents AND APPROVALS; NO VIOLATION. Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (except as disclosed by the Company on Schedule 3.6):

                3.6.1 subject to the obtaining of any requisite approval of the Company's stockholders, conflict with any provision of the Certificate of Incorporation or Bylaws of the Company or the charter documents of the Company's subsidiaries;

                3.6.2 require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency or commission or other governmental authority domestic or foreign (a "Governmental Entity"), except (i) in connection with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) pursuant to the Exchange Act and the rules and regulations thereunder, (iii) pursuant to state laws relating to takeovers and state securities laws, (iv) the filing of the Merger Certificate pursuant to the DGCL, or (v) where the failures to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not in the aggregate have a Material Adverse Effect;

                3.6.3 violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or its subsidiaries, except for violations which, in the aggregate, would not have a Material Adverse Effect; or

                3.6.4 result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, lease, mortgage, license, agreement, permit or other instrument or obligations to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their respective assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which, in the aggregate, would not have a Material Adverse Effect.

        3.7 LITIGATION. Except as set forth on Schedule 3.7 or as disclosed in the Company Filings filed prior to the date of this Agreement, there are no actions, suits or proceedings pending or, to the knowledge of the Executive Officers of the Company, threatened against the Company or any of its subsidiaries which would have a Material Adverse Effect.

        3.8 COMPLIANCE WITH LAWS. To the best knowledge of the Executive Officers of the Company, except as disclosed in the Company Filings or as set forth on Schedule 3.8, the Company and its subsidiaries have conducted their businesses in accordance with applicable federal, state and local laws, rules and regulations, except where the failure to so conduct their businesses would not in the aggregate have a Material Adverse Effect. The Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary for the conduct of their respective businesses as presently conducted, except where the failure to so hold would not have a Material Adverse Effect (the "Company Permits"). The

                                    -7-

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Company and its subsidiaries are in compliance with the terms of the Company
Permits, except where the failure to so comply would not have a Material Adverse Effect.

        3.9 EMPLOYEE MATTERS. Except as set forth on Schedule 3.9, none of the Company or any of its subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of the Executive Officers of the Company, threatened against the Company or any of its subsidiaries, except for any such proceedings which would not in the aggregate have a Material Adverse Effect.

        3.10 MATERIAL CONTRACTS. The Company has delivered or made available to Purchaser true and complete copies of all written, and written descriptions of all oral, contracts, agreements, commitments, leases (including with respect to personal property) and other arrangements to which it or any of its subsidiaries is a party or by which it or any of its subsidiaries are bound which require payments to be made in excess of $250,000 per year, other than agreements listed in any of the other schedules attached hereto (the "Material Contracts"). Each of the Material Contracts is listed on Schedule 3.10. Each of the Material Contracts is valid and in full force and effect except to the extent it has previously expired in accordance with its terms. Neither the Company nor any of its subsidiaries is in violation of or in default under (nor does any circumstance exist which, with notice of the lapse of time or both, would result in such a violation of or default under) any Material Contract, other than such violations or defaults which would not have a Material Adverse Effect. To the knowledge of the Executive Officers of the Company, none of the other parties to the Material Contracts are in violation of or in default under (nor does any circumstance exist which, with notice of the lapse of time or both, would result in such a violation of or default under) any Material Contract, other than such violations or defaults which would not have a Material Adverse Effect.

        3.11    TAXES

                3.11.1 Each of the Company and its Subsidiaries (as defined below for purposes of this Section 3.11) has timely filed all material federal, state, local and foreign Tax Returns (as defined below) required to be filed by it for tax years prior to the date of this Agreement or has timely requested extensions and any such request has been granted and has not expired. Except as set forth on Schedule 3.11, no agreement or arrangement extending the period for assessment or collection of Taxes of the Company or any of its Subsidiaries is in effect as of the date hereof. Each of such Tax Returns is complete and accurate in all material respects. All Taxes (as defined below) owed by the Company or any of its Subsidiaries on any such Tax Return have been paid or accrued, except for Taxes being contested in good faith and for which adequate reserves have been taken. The Company and each of its Subsidiaries have properly accrued for all Taxes for such periods subsequent to the periods covered by such Tax Returns. For purposes of this Section 3.11, the term "Subsidiary" of an entity shall mean any corporation, 80 % of the voting power and 80 % of the total value of all of the outstanding capital stock of which are owned directly by such entity.

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

                3.11.2 Except as set forth on Schedule 3.11, there are no pending or, to the knowledge of the Executive Officers of the Company, threatened audits or other proceedings by any court, governmental or regulatory authority or similar person in respect of Taxes or Tax Returns relating to the Company or any of its Subsidiaries which, if determined adversely to the Company or any of its Subsidiaries, could reasonably be expected to have a Material Adverse Effect.

                3.11.3 No election under Section 338 of the Internal Revenue Code of 1986, as amended (the "Code"), has been made or filed by or with respect to the Company or any of its Subsidiaries. None of the Company or any of its Subsidiaries has agreed to make any adjustment pursuant to Section 481(a) of the Code by reason of any change in any accounting method, and there is no application pending with any Taxing Authority (as defined below) requesting permission for any changes in any accounting method of the Company or any of its Subsidiaries. None of the assets of the Company or any of its Subsidiaries is or will be required to be treated as being owned by any person (other than the Company or its Subsidiaries) pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986.

                3.11.4 Except as set forth on Schedule 3.11, none of the Company or any of its Subsidiaries is party to, is bound by, or has any obligation under, any Tax sharing or allocation agreement or similar contract.

                3.11.5 Except as set forth on Schedule 3.11, none of the Company or any of its Subsidiaries is a party to any contract, agreement, plan or arrangement that could reasonably be expected to result in the payment of any amount that would not be deductible by the Company or any of its Subsidiaries by reason of Section 280G of the Code.

                3.11.6 Schedule 3.11 accurately set forth (i) the amount of all deferred intercompany gains for purposes of Treasury Regulation section 1.1502-13 (including any predecessor regulation) with respect to the Company and its Subsidiaries and (ii) the amount of any excess loss account with respect to the stock of each of the Subsidiaries for purposes of Treasury Regulation section 1.1502-19 (including any predecessor regulation).

                3.11.7 For purposes of this Agreement, the term "Taxes" shall mean all taxes, charges, fees, levies or other similar assessments or liabilities, including (i) income, gross receipts, ad valorem, premium, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll and franchise taxes imposed by the United States or by any state, local or foreign government or any subdivision, agency or similar organization thereof, and (ii) any interest, fines, penalties, assessments and additions in connection therewith. For purposes of this Agreement, the term "Tax Returns" shall mean any report, return or statement required to be supplied to a Taxing Authority in connection with Taxes. For purposes of this Agreement, the term "Taxing Authority" means the Internal Revenue Service (the "IRS") or any domestic or foreign Governmental Entity responsible for the administration of Taxes.

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        3.12    BROKERAGE FEES AND COMMISSIONS.  Except for those fees and expenses payable to SBC Warburg Dillon Read Inc. (the "Company Financial Advisor") (a true and complete copy of whose engagement agreement has been provided to Purchaser), no person or entity is entitled to receive from the Company any investment banking, brokerage or finder's fee in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of the Company.

        3.13 Proxy STATEMENT. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement (as defined herein) will, on the date it is first mailed to the Company's stockholders or at the time of the Stockholders Meeting (as defined herein), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary, in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied in writing by Purchaser or Sub specifically for inclusion therein. The Proxy Statement, insofar as it relates to the Company or its subsidiaries, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

        3.14    EMPLOYEE BENEFIT PLANS; ERISA.

                3.14.1 Schedule 3.14.1 sets forth a complete and accurate list of (i) all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (collectively, "Benefit Plans"), and (ii) all employment and consulting agreements and all bonus, incentive compensation, deferred compensation, disability, severance, stock bonus, stock option, stock purchase or vacation pay agreements, policies or arrangements which the Company or any of its subsidiaries maintains or has any liability in respect of and each of which has a cost to the Company or any of its subsidiaries in excess of $25,000 for any year (collectively, the "Employee Arrangements").

                3.14.2 With respect to each Benefit Plan and Employee Arrangement, a complete and correct copy of each of the following documents (if applicable) has been delivered or made available to Purchaser or its representatives (i) the most recent plan and related trust documents, (ii) the most recent summary plan description, (iii) the most recent form 5500, (iv) the most recent determination letter issued by the IRS and (v) the most recent actuarial report.

                3.14.3 Except as set forth on Schedule 3.14, the Company and its subsidiaries have not during the preceding six years had any obligation or liability with respect to a multi-employer plan within the meaning of Section 3(37) of ERISA.

                3.14.4  Each of the Benefit Plans intended to be qualified under
Section 40 1 (a) of the Code is so qualified.

                3.14.5 All contributions or other payments required to have been made or accrued by the Company or any of its subsidiaries under the terms of any of Benefit Plan or Employee Arrangement have been made or accrued, except for those contributions or payments the failure of which to make or accrue would not have a Material Adverse Effect.

                3.14.6 The Benefit Plans and Employee Arrangements have been maintained and administered in all material respects in accordance with their terms and applicable laws.

                3.14.7  Except as disclosed in the Company Filings or in
Schedule 3.14, there are no pending or, to the knowledge of the Executive Officers of the Company, threatened actions, claims or proceedings (other than routine claims for benefits) against or involving any Benefit Plan or Employee Arrangement, except for any of the foregoing which would not have a Material Adverse Effect.

                3.14.8  Except as disclosed in the Company Filings or in
Schedule 3.14, the Company or any subsidiary does not maintain or have an obligation to contribute to retiree life or retiree health plans which provide for continuing benefits or coverage for current or former officers, directors and employees of the Company or any of its subsidiaries, except (i) as may be required under Part 6 of Title I of ERISA or (ii) a medical expenses reimbursement account plan pursuant to Section 125 of the Code.

                3.14.9 Except as disclosed in Schedule 3.14 or in connection with equity compensation or except as discussed in this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee of the Company or any of its subsidiaries, (ii) increase in any benefits under any Benefit Plan or Employee Arrangement or (iii) result in the acceleration of the time of payment of, vesting or other rights with respect to any benefits under any Benefit Plan or Employee Arrangement.

                3.14.10 The Company and its subsidiaries have no liability under
Section 4069 of ERISA by reason of a transfer of an under funded pension plan.

                3.14.11 The Company's liability under any multi-employer plan, if the Company withdrew in part or in whole on the date hereof, would not exceed $150,000.

        3.15 OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of the Company Financial Advisor to the effect that, as of the date hereof, the Merger Consideration is fair to the holders of Shares from a financial point of view, a copy of which has been provided to Purchaser.

        3.16 VOTE REQUIRED. The affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

        3.17 INTELLECTUAL PROPERTY. Except as set forth on Schedule 3.17, the Company and its subsidiaries possess or have adequate rights to use all material trademark, trade name, patent, service mark, brand mark, brand names, industrial designs and copyrights necessary for the operation of their businesses as currently being conducted, except where the failure to so possess or have adequate rights would not result in a Material Adverse Effect (collectively, the "Company Intellectual Property"). To the knowledge of the Executive Officers of the Company, the use of Company Intellectual Property by the Company or its subsidiaries does not conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including any trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design or copyright of any other person, except for any such conflict, infringement, violation, interference, claim, invalidity, abandonment, cancellation or unenforceability that would not have a Material Adverse Effect.

        3.18    ENVIRONMENTAL MATTERS.

                3.18.1  For purposes of this Agreement:

                        (i) "Environmental Law" means any applicable law regulating or prohibiting releases of Hazardous Materials into any part of the natural environment, or pertaining to the protection of natural resources, the environment and public and employee health and safety from Hazardous Materials including the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") (42 U.S.C. Section 9601 ET SEQ.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 ET SEQ.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 ET SEQ.), the Clean Water Act (33 U.S.C. Section 1251 ET SEQ.), the Clean Air Act (33 U.S.C. Section 7401 ET SEQ.), the Toxic Substances Control Act (15 U.S.C. Section 7401 ET SEQ.), the Federal Insecticide Fungicide, and Rodenticide Act (7 U.S.C. Section 136 ET SEQ.), and the Occupational Safety and Health Act (29 U.S.C. Section 651 ET SEQ.) and the regulations promulgated pursuant thereto, and any such applicable state or local statutes and the regulations promulgated pursuant thereto, as such laws have been and may be amended or supplemented through the Closing Date;

                        (ii) "HAZARDOUS MATERIAL" means any substance, material or waste which is regulated by any public or governmental authority in the jurisdictions in which the applicable party or its subsidiaries conducts business, or the United States, including any material or substance which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste" or "restricted hazardous waste," "contaminant," "toxic waste" or "toxic substance" under any provision of Environmental Law and shall also include petroleum, petroleum products, asbestos, polychlorinated biphenyls and radioactive materials;

                        (iii) "RELEASE" means any release spill, effluent, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration into the environment, or into or out of any property; and

                        (iv) "REMEDIAL ACTION" means all actions, including any expenditures, required by a governmental entity or defined under any Environmental Law, or voluntarily undertaken to (a) clean up, remove, treat, or in any other way ameliorate or address any Hazardous Materials or other substance in the environment; (b) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not endanger or threaten to endanger the public health or welfare or the environment; (c) perform pre-remedial studies and investigations or post-remedial monitoring and care pertaining or relating to a Release; or (d) bring the applicable party into compliance with any Environmental Law.

        3.18.2 Except as set forth on Schedule 3.18, the operations of the Company and its subsidiaries are in compliance with all Environmental Laws, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect.

        3.18.3 Except as set forth on Schedule 3.18, the Company and its subsidiaries have obtained and maintained all permits required under applicable Environmental Laws for the continued operations of their respective business, except such permits the lack of which would not reasonably be expected to have a Material Adverse Effect.

        3.18.4 Except as set forth on Schedule 3.18, the Company and its subsidiaries (i) are not subject to any material written consent decree, compliance order or administrative order from any Governmental Entity or other person respecting any Environmental Law, Remedial Action or any Release of a Hazardous Material, (ii) have not received written notice under the citizen suit provision of any Environmental Law or (iii) have not received any written request for information, notice, demand letter, administrative inquiry or complaint with respect to any Environmental Law, remedial Action or Release of a Hazardous Material, except for with respect to (ii) and (iii) those written notices, requests or other documents the subject matter of which would reasonably be expected to have a Material Adverse Effect.

                3.18.5 Except as set forth on Schedule 3.18, the Company and its subsidiaries have not received any written communication alleging, with respect to any such party, the violation of or liability under any Environmental Law, which violation or liability is outstanding and would reasonably be expected to have a Material Adverse Effect.

                3.18.6 Except as set forth on Schedule 3.18, neither the Company nor any of its subsidiaries has any contingent liability in connection with the Release of any Hazardous Material which would reasonably be expected to have a Material Adverse Effect.

                3.18.7 Except as set forth on Schedule 3.18, the operations of the Company or its subsidiaries involving the transportation, treatment, storage or disposal of hazardous waste, as defined and regulated under 40 C.F.R. Parts 260-270 (in effect as of the date of this Agreement) or any state equivalent are in compliance with all Environmental Laws, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect.

                3.18.8 Except as set forth on Schedule 3.18, to the knowledge of the Company, there is not now nor has there been in the past, on or in any owned property of the Company or its subsidiaries any of the following: (i) any underground storage tanks or surface impoundments, (i) any asbestos-containing materials in friable form or (iii) any polychlorinated biphenyls, any of which ((i), (ii) or (iii) preceding) could reasonably be expected to have a Material Adverse Effect.

                3.18.9 Except as set forth on Schedule 3.18, no judicial or administrative proceedings or governmental investigations are pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries alleging the violation of or seeking to impose liability pursuant to any Environmental Law.

        3.19 TITLE TO REAL PROPERTY; LEASES. Schedule 3.19 sets forth a list of (a) all real property currently owned by the Company and its subsidiaries and
(b) all leases with respect to real property to which the Company or any of its subsidiaries is a party (collectively, the "Real Property Leases"). Except as set forth on Schedule 3.19, each of the Company and its subsidiaries has good and marketable tide, or valid leasehold rights in the case of leased property, to the real property owned or leased by it, including, without limitation, all sand, gravel, rock and similar mineral rights (and rights of access thereto) with respect to mineral producing properties, free and clear of any mortgages, pledges, liens, encumbrances and security interests (collectively, "Encumbrances"), except for (i) those Encumbrances reflected or reserved against in the Company's Quarterly Report on Form IO-Q for the Quarter Ended September 30, 1997, (ii) Encumbrances for taxes, levies, imposts, assessments or governmental charges of any kind which are not yet delinquent or which are being contested in good faith by appropriate proceedings, (iii) liens for mechanics, materialmen, laborers, employees, suppliers or other liens arising by operation of law for which amounts which are not yet delinquent or which are being contested in good faith by appropriate proceedings, (iv) as to leased property, interests of lessors and Encumbrances affecting the interests of lessors, (v) deposits made in the ordinary course of business to secure contractual or other obligations of the Company or any of its subsidiaries, if the underlying obligation is not yet delinquent, and (vi) liens or defects in title or leasehold rights that, individually or in the aggregate, would riot have a Material Adverse Effect. Each of the Real Property Leases is valid and in full force and effect, except to the extent it has previously expired in accordance with its terms. Neither the Company nor any of its subsidiaries is in violation of or in default under any Real Property Lease, other than such violations or defaults which would not have a Material Adverse Effect. Notwithstanding anything in Schedule 3.19 to the contrary, the Company represents and warrants that there are no exceptions to the Company's title to its aggregate properties (as such properties are identified as aggregate properties on Schedule 3.19) either noted on Schedule B to any of the title policies attached to Schedule
3.19 with respect to such aggregate properties or otherwise, that would, in any material way, interfere with the Company's title to its aggregate properties, its right to access such aggregate properties, or the Company's right to extract and remove aggregates from such properties in the ordinary course of the Company's business.

        3.20 BOARD RECOMMENDATION. The Board of Directors of the Company, at a meeting duly called and held, has by the vote of those directors participating
(a) determined that this Agreement
and the transaction contemplated hereby are fair to and in the best interests of the stockholders of the Company and approved the same by at least a majority vote and (b) resolved to recommend that the holders of the Shares approve this Agreement and the transactions contemplated hereby.

        3.21 INDEBTEDNESS. Except as set forth on Schedule 3.21 or as otherwise disclosed in the financial statements and notes thereto set forth in the Company Filings, the Company has no outstanding indebtedness for borrowed money and is not a party to any agreement providing for the creation, incurrence or assumption thereof.

                                      ARTICLE 4
                 REPRESENTATIONS AND WARRANTIES OF PURCHASER AND SUB

                Purchaser and Sub represent and warrant to the Company as follows:

        4.1 ORGANIZATION. Each of Purchaser and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power to carry on its business as it is now being conducted except where the failure to be so organized, existing and in good standing or to have such power and authority would not in the aggregate have a material adverse effect on the results of operations, properties or financial condition of Purchaser and its subsidiaries taken as a whole or on the ability of Purchaser or Sub to fully perform their obligations hereunder. Each of Purchaser and Sub has heretofore made available to the Company an accurate and complete copy of its respective certificate of incorporation and Bylaws, as currently in effect.

        4.2 AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Purchaser and Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the respective Boards of Directors of Purchaser and Sub, and the stockholder of Sub, and no other corporate proceedings on the part of Purchaser or Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Purchaser and Sub and, assuming this Agreement constitutes a valid and binding obligation of the Company, this Agreement constitutes a valid and binding agreement of each of Purchaser and Sub, enforceable against each of Purchaser and Sub in accordance with its terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

        4.3 CONSENT AND APPROVALS, NO VIOLATION. Neither the execution and delivery of this Agreement by Purchaser and Sub nor the consummation by Purchaser and Sub of the transactions contemplated hereby will:

                4.3.1 conflict with any provision of the respective Certificates of Incorporation or Bylaws (or other similar governing documents) of Purchaser or Sub;

                4.3.2 require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) in connection with the HSR Act, (ii) pursuant to the Exchange Act and the rules and regulations thereunder, (iii) pursuant to state laws relating to takeovers and state securities laws, if any are applicable, (iv) the filing of the Merger Certificate pursuant to the applicable law or (v) where the failures to obtain such consents' approvals, authorizations or permits, or to make such filings or notifications, would riot in the aggregate have any material adverse effect on the results of operations, properties or financial condition of Purchaser and its subsidiaries taken as a whole or on the ability of Purchaser or Sub to fully perform their obligations hereunder;

                4.3.3 result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, lease, mortgage, license, agreement or other instrument or obligations to which Purchaser or any of its subsidiaries is a party or by which Purchaser or any of its subsidiaries or any of their respective assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which, in the aggregate, would not have any material adverse effect on the financial condition, business or results of operations of Purchaser and its subsidiaries taken as a whole or on the ability of Purchaser or Sub to fully perform their obligations thereunder; or

                4.3.4 violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser or any of its subsidiaries, except for violations which would not have in the aggregate any material adverse effect on the financial condition, business or results of operations of Purchaser and its subsidiaries taken as a whole or on the ability of Purchaser or Sub to fully perform their obligations hereunder.

        4.4 FINANCING. Purchaser has received binding written commitments from financially responsible financial institutions to obtain, funds necessary to consummate this Agreement and the transactions contemplated thereby, and to pay related fees and expenses, and will make such funds available to Sub. Purchaser has provided the Company with true and complete copies of all commitments and agreements from third parties to provide such financing to Purchaser or to Sub.

        4.5 BROKERAGE FEES AND COMMISSIONS. No person or entity is entitled to receive from Purchaser or Sub any investment banking, brokerage or finder's fee in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser or Sub.

                                      ARTICLE 5
                                      COVENANTS

        5.1 CONDUCT OF BUSINESS OF THE COMPANY. Except as contemplated by this Agreement or as set forth on Schedule 5.1, during the period from the date of this Agreement to the Effective Time, the Company and its subsidiaries shall in all material respects conduct its operations according to its ordinary and usual course of business and consistent with past practice and the Company shall use commercially reasonable efforts to preserve intact in all material respects the business organization of the Company, keep available the services of its current officers and key employees, and preserve in all material respects the good will of those having advantageous business relationships with it and its subsidiaries. Without limiting the generality of the foregoing, and except as contemplated by this Agreement, as set forth on Schedule 5.1 or as disclosed in writing to Purchaser on or prior to the date hereof, prior to the Effective Time, neither the Company nor any of its subsidiaries, as the case may be, will, without the prior written consent of Purchaser:

                5.1.1 issue, sell or pledge, or authorize or propose the issuance, sale or pledge of, additional shares of its capital stock or securities convertible into any such shares, or any rights, warrants or options to acquire any such shares or other convertible securities, other than Shares, preferred stock, treasury shares, rights, warrants or options, each as issuable pursuant to the Options and Warrants;

                5.1.2 split, combine, subdivide, reclassify or redeem, or purchase or otherwise acquire, or propose to do any of the foregoing with respect to, any of its outstanding securities;

                5.1.3 declare or pay any dividend or distribution on the Shares;

                5.1.4 subject to the fiduciary duties of the Board of Directors of the Company (after consultation with and advice from outside legal counsel) and except pursuant to agreements or arrangements in effect on the date hereof, purchase or otherwise acquire, sell or otherwise dispose of or encumber (or enter into any agreement to so purchase or otherwise acquire, sell or otherwise dispose of or encumber) material properties or material assets except in the ordinary course of business;

                5.1.5 subject to the rights of the stockholders of the Company under applicable law, adopt any amendments to the Certificate of Incorporation or Bylaws of the Company;

                5.1.6 except as provided in Section 5.12 (i) increase the compensation of any of its directors, officers or key employees, except pursuant to the terms of agreements or plans currently in effect in amounts material to the Company and its subsidiaries taken as a whole; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required or permitted by any existing plan, agreement or arrangement to any director, officers or key employee in amounts material to the Company and its subsidiaries taken as a whole; (iii) commit itself (other than pursuant to any collective bargaining agreement) to any additional pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchaser, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or to any employment or consulting agreement with or for the benefit of any director, officer or key employee, whether past or present in amounts material to the Company and its subsidiaries taken as a whole; or (iv) except as required by applicable law, amend in any material respect any such plan, agreement or arrangement; or

                5.1.7 except in the ordinary course of business and consistent with past practice, (i) incur any material amount of long-term indebtedness for borrowed money or issue any material amount of debt securities or assume, guarantee or endorse the obligations of any other person except for obligations of wholly owned subsidiaries of the Company; (ii) make any material loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned subsidiaries of the Company or customary loans or advances to employees in amounts not material to the maker of such loan or advance);
(iii) pledge or otherwise encumber shares of capital stock of the Company or a material portion of the capital stock of any if its subsidiaries, or (iv) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material lien thereupon;

        5.2 ACQUISITION PROPOSALS. The Company shall not, directly or indirectly, solicit, carry on discussions with or enter into any agreement with any corporation, partnership, person or other entity or group (other than Purchaser or an affiliate or an associate of Purchaser) concerning any merger, acquisition or similar transaction involving, or the sale of all or substantially all of the assets or equity securities of, the Company or any of its subsidiaries or divisions (other than with respect to the Company's Wyoming operations) (an "Acquisition Proposal"). Notwithstanding the foregoing, the Company may (i) directly or indirectly, furnish information to or enter into discussions and negotiations with any person, entity or group that makes an unsolicited Acquisition Proposal if the Board of Directors of the Company determines in good faith (after consultation with and advice from outside legal counsel) that such action is required for the Board of Directors to comply with its fiduciary duties under applicable law, and (ii) to the extent applicable, comply with Rule l4e-2 and l4d-9 promulgated under the Exchange Act with regard to an Acquisition Proposal. The Company will promptly communicate to Purchaser the terms of any proposal or inquiry which it may receive in respect of any Acquisition Proposal by any person (other than Purchaser or any affiliate of Purchaser or their respective directors, officers, employees, representatives and agents).

        5.3.    ACCESS TO INFORMATION.

                5.3.1 Subject to applicable law and the agreements set forth in Section 5.3.2, between the date of this Agreement and the Effective time, the Company will (i) give Purchaser and its authorized representatives reasonable access, during regular business hours upon reasonable notice, to all of its facilities, books and records and key employees, (ii) permit Purchaser to make such reasonable inspections as it may be required, and (iii) cause its officers and those of its subsidiaries to furnish Purchaser with such financial and operating data and other information with respect to the business and assets of the Company and its subsidiaries as Purchaser may from time to time reasonably request.

                5.3.2   Information obtained by Purchaser pursuant to this
Section 5.3 shall be subject to the provisions of the confidentiality agreement between Purchaser and the Company dated September 26, 1997 (the "Confidentiality Agreement"), which agreement remains in full force and effect; except insofar as such provisions would expressly prohibit Purchaser or Sub from taking any of the actions contemplated by this Agreement.

        5.4 BEST EFFORTS. Subject to the fiduciary duties of the Board of Directors of the Company under applicable law as advised by legal counsel. each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all necessary or appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations or otherwise to consummate and make effective the transactions contemplated by this Agreement including, without limitation, the execution of any additional instruments necessary to consummate the transactions contemplated hereby and seeking to lift or reverse any legal restraint imposed on the consummation of the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

        5.5 STOCKHOLDERS' MEETING. The Company, acting through its Board of Directors, shall in accordance with applicable law, its Certificate of Incorporation and Bylaws duly call, give notice of, convene and hold an annual or special meeting (the "Stockholders Meeting") of its stockholders as soon as practicable to consider and vote upon approval of this Agreement and the transactions contemplated hereby. Subject to its fiduciary duties under applicable laws as advised by legal counsel, the Company will include in the proxy statement (such proxy statement as amended or supplemented from time to time being referred to herein as the "Proxy Statement") to be sent to the Company's stockholders with respect to the Stockholders Meeting the recommendation of its Board of Directors that its stockholders vote in favor of the approval and adoption of this Agreement and the transactions contemplated hereby. At the Stockholders Meeting, all of the Shares beneficially owned by Purchaser or its affiliates, if any, shall be voted in favor of approval and adoption of this Agreement and the transactions contemplated hereby.

        5.6 PROXY STATEMENT. The Company will use its commercially reasonable efforts (i) to obtain and furnish the information required to be included by it in the Proxy Statement, (ii) to file the Proxy Statement with the SEC, (iii) after consultation with the other parties hereto, respond as promptly as is reasonably practicable to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof, and (iv) cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time following the date of this Agreement. The information provided and to be provided by the Company, Purchaser and Sub for use in the Proxy Statement shall, as of the date of mailing of the Proxy Statement and as of the date of the Stockholders Meeting, not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        5.7 VOTING AGREEMENT. Concurrently with the execution of this Agreement, Building and Construction Capital Partners 1, L.P. and Purchaser shall enter into the Voting Agreement set forth as Exhibit A hereto.

        5.8 FEES AND EXPENSES. Each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby; provided, however, that if the Merger is consummated, the Surviving Corporation shall assume responsibility for the payment of all Company expenses in connection with this Agreement and the transactions contemplated hereby.

        5.9 STANDSTILL. In the event of the termination of this Agreement, neither Purchaser nor its subsidiaries, employees, officers or affiliates shall, for a period of three years from the date of this Agreement, directly or indirectly (unless and until Purchaser shall have received the prior written invitation or approval of a majority of the Board of Directors of the Company):

                5.9.1   solicit, seek or offer to effect, or effect;

                5.9.2 negotiate with or provide any information to the Board of Directors of the Company, any director or officer of the Company, any stockholder of the Company, any employee or union or other labor organization representing employees of the Company or any other person with respect to;

                5.9.3 make any statement or proposal, whether written or oral, either alone or in concert with others, to the Board of Directors of the Company, any director or officer of the Company or any stockholder of the Company, any union or other labor organization representing employees of the Company or any other person with respect to; or

                5.9.4 make any public announcement (except as required by law) or proposal or offer whatsoever (including, but not limited to, any "solicitation" of "proxies" as such terms are defined or used in Regulation 14A of the Exchange Act) with respect to:

                        (a) any form of business combination or transaction involving the Company or any affiliate thereof, including, without limitation, a merger, tender or exchange offer or liquidation of the Company's assets;

                        (b) any form of restructuring, recapitalization or similar transaction with respect to the Company or any affiliate thereof,

                        (c) any purchase of any securities or assets, or rights or options to acquire any securities or assets (through purchase, exchange, conversion or otherwise), of the Company or any affiliate thereof;

                        (d) any proposal to seek representation on the Board of Directors of the Company or otherwise to seek to control or influence the management, Board of Directors or policies of the Company or any affiliate thereof;

                        (e) any request or proposal to waive, terminate or amend the provisions of this Section 5.9; or

                        (f) any proposal or other statement inconsistent with the terms of this Section 5.9. or instigate, encourage, joint, act in concert with or assist (including, but not limited to, providing or assisting in any way in the obtaining of financing for or acting as a joint bidder or co-bidder for the Company with) any third party to do any of the foregoing.

        5.10 PUBLIC ANNOUNCEMENTS. Purchaser and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law.

        5.11    INDEMNIFICATION AND INSURANCE.

                5.11.1 The Company shall indemnify and hold harmless, and after the Effective Time the Surviving Corporation shall indemnify and hold harness, each present and former employee, agent, director or officer of the Company and its subsidiaries (the "Indemnified Parties") from and against any and all claims arising out of or in connection with activities, including without limitation, the transactions contemplated by this Agreement, in such capacity, or on behalf of, or at the request of the Company, its subsidiaries or affiliates, to the fullest extent permitted under Delaware law (subject to applicable limitations thereunder) and in addition, to the fullest extent provided in their respective charters or Bylaws (subject to applicable limitations thereunder) or any contract or other arrangement in effect at the date hereof which obligations shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time; provided, however, that if any claim or claims (a "Claim or Claims") are asserted or made within such six year period, all rights to indemnification in respect of any such Claim or Claims shall continue until disposition of any and all such Claims. Without limiting the foregoing, the Company, and after the Effective Time the Surviving Corporation, shall advance expenses incurred with respect to the foregoing, as they are incurred, to the fullest extent permitted under applicable law, provided that the person on whose behalf the expenses are advanced provides and undertakes (which need not be secured) to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

                5.11.2 The Surviving Corporation shall use its best efforts to cause to be maintained in effect for not less than six years from the Effective Time the current policies of directors, and officers, liability insurance maintained by the Company and its subsidiaries (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous so long as no lapse in coverage occurs as a result of such substitution) with respect to all matters, including the transactions contemplated hereby, occurring prior to and including the Effective Time; provided that, in the event that any Claim or Claims are asserted or made within such six-year period, such insurance shall be continued in respect of any such Claim or Claims until final disposition of any and all such Claims; provided further that the Surviving Corporation shall not be required to pay annual premiums in excess of 200% of the Company's total current annual premiums for such insurance and if the Surviving Corporation is unable to obtain the insurance required by this Section 5.11 it shall obtain as much comparable insurance as can be obtained for an annual premium equal to such maximum amount.

        5.12    EMPLOYEE BENEFIT PLANS.

                5.12.1 The Purchaser and the Surviving Corporation agree that all employees of the Company and its subsidiaries which are offered employment after the Effective Date shall be entitled to the same employee benefits, plans, programs, arrangements and policies as are available to the employees of Purchaser and its subsidiaries.

                5.12.2 From and after the Effective Time, the Purchaser and the Surviving Corporation shall assume and honor in accordance with their terms all existing employment and severance agreements and arrangements set forth on
Schedule 5.12.

                5.12.3 If any employee of the Company or any of its subsidiaries becomes a participant in any employee benefit plan, program or policy of the Purchaser or the Surviving Corporation, such employee shall be given credit for purposes of eligibility and vesting under such plan for all service prior to the Effective Time with the Company and its subsidiaries, or any predecessor employer (to the extent such credit was given by the Company).

                5.12.4 The Surviving Corporation shall provide professional out placement services for all officers and salaried employees of the Company or any subsidiaries employed at the Effective Time and who are terminated within one year after the Effective Time.

                5.12.5 The Purchaser shall reimburse (or cause the Surviving Corporation to reimburse) any director, officer or employee (or former director, officer or director) of the Company or any of its subsidiaries for all costs and expenses, including attorneys' fees, incurred by such person in successfully enforcing the provisions of this Section 5.

        5.13 REAL ESTATE GAINS TAX AND NEW REAL PROPERTY TRANSFER TAX. The Purchaser shall pay any State Tax on Gains Derived from Certain Real Property Transfers and Real Property Transfer Tax and any similar tax in any other jurisdiction (and any penalties or interest with respect to such taxes) payable in connection with the Merger or the acquisition of a controlling interest in the Company by Purchaser or Sub, and the Purchaser shall indemnify and hold harmless the stockholders of the Company from and against any liability with respect to such taxes (including any penalties, interest and professional fees). The Purchaser shall file any returns with respect to such taxes.

        5.14 EMPLOYEE STOCK OWNERSHIP PLAN. The Company agrees that, in accordance with its rights under the Monroc, Inc. Employee Stock Ownership Plan (the "ESOP"), the Company will direct the voting in favor of approval and adoption of the Merger Agreement of any Shares held in the ESOP with respect to which any ESOP participant has failed to give the ESOP trustee timely instructions as to how to vote such Shares.

                                      ARTICLE 6
                                CONDITIONS TO CLOSING

        6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

                6.1.1 This Agreement shall have been approved and adopted by the affirmative vote of the stockholders of the Company to the extent required by applicable law and the Certificate of Incorporation of the Company.

                6.1.2 No statute, rule, regulation, decree, order or in unction shall have been promulgated, enacted, entered or enforced by any United States federal or state government, governmental agency or authority or court which remains in effect and prohibits, restrains, enjoins or restricts the consummation of the Merger.

                6.1.3 Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

        6.2 CONDITIONS TO OBLIGATIONS OF PURCHASER AND SUB TO EFFECT THE MERGER. Unless waived by Purchaser in writing, the obligations of Purchaser and Sub to effect the Merger provided for hereby shall be subject to the satisfaction, at or prior to the Effective Time, of each of the following conditions:

                6.2.1 The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects (except as to the extent such representations and warranties are qualified as to materiality, in which case such representations and warranties shall be true and correct in all respects) at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date), except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms thereof.

                6.2.2 The Company shall have performed in all material respects all agreements and covenants required hereby to be performed by it prior to or at the Effective Time; provided, however, that neither Purchaser nor Sub shall be entitled to refuse to consummate the transaction in reliance upon its own breach or failure to perform.

                6.2.3 From the date of this Agreement through the Effective Time, there shall not have occurred any change in or effect on the business of the Company or any of its subsidiaries, individually or in the aggregate, that is materially adverse to the results of operations, properties, financial condition or prospects of the Company and its subsidiaries taken as a whole, except for such changes or effects resulting from, or in connection with general economic, industry-wide or financial market conditions.

                6.2.4 Purchaser shall have received a certificate executed on behalf of the Company by an executive officer of the Company to the effect set forth in clauses 6.2. 1 through 6.2.3.

        6.3 CONDITIONS TO OBLIGATION OF THE COMPANY TO EFFECT THE MERGER. Unless waived by the Company in writing, the obligations of the Company to effect the Merger provided for hereby shall be subject to the satisfaction, at or prior to the Effective Time, of each of the following conditions:

                6.3.1 The representations and warranties of Purchaser and Sub contained in this Agreement shall be true and correct in all material respects (except as to the extent such representations and warranties are qualified as to materiality, in which case such representations and warranties shall be true and correct in all respects) at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date), except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms thereof.

                6.3.2 Purchaser and Sub shall have performed in all material respects all agreements and covenants required hereby to be performed by them prior to or at the Effective Time; provided, however, that the Company shall not be entitled to refuse to consummate the transaction in reliance upon its own breach or failure to perform.

                6.3.3 The Company shall have received a certificate executed on behalf of Purchaser and Sub by an executive officer of Purchaser to the effect set forth in clauses 6.3.1 and 6.3.2.

                                      ARTICLE 7
                                     TERMINATION

        7.1 TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time notwithstanding approval thereof by the stockholders of the Company (except as otherwise set forth in this Section 7.
1), but prior to the Effective Time:

                7.1.1 by mutual written consent duly authorized by the Boards of Directors of the Company, Purchaser and Sub;

                7.1.2 by Purchaser or the Company if (i) the Effective Time shall not have occurred on or before August 31, 1998 (provided that the right to terminate this Agreement under this Section 7.1.2 shall not be available to any party whose failure to fulfill any obligations under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or before such date), (ii) the approval of the Company's stockholders required by Section
6.1.1 shall not have been obtained by August 31, 1998 at a meeting duly convened therefor or at any adjournment thereof or (iii) any United States federal or state government, governmental agency or authority or court shall have issued an order, decree or ruling, or taken any other action, permanently restraining, enjoining or otherwise prohibiting the Merger (which the party seeking to terminate this Agreement shall have used its best efforts to have lifted or reversed) and such order, decree, ruling or other action shall have become final and non-appealable;

                7.1.3 by the Company if an Acquisition Proposal has been made and the Board of Directors of the Company determines, in the exercise of its good faith judgment (after consultation with and advice from outside legal counsel) that such termination is required for the Board of Directors to comply with its fiduciary duties under applicable law; or

                7.1.4 by Purchaser if the Board of Directors of the Company withdraws or modifies in a manner adverse to Purchaser or Sub its determination to recommend that the stockholders of the Company approve this Agreement and the transactions contemplated hereby.

        7.2     EFFECT OF TERMINATION.

                7.2.1 In the event of the termination of this Agreement pursuant to Section 7 hereof, this Agreement, except for the provisions of
Section 5.3.2 (confidentiality), Section 5.11 (indemnity), Section 5.8 (fees and expenses), Section 5.9 (standstill) and this Section 7.2, shall forthwith become void and have no effect, without any liability on the part of any party or its affiliates, directors, officers or stockholders. Nothing in this Section 7.2 or in Section 8.3 shall relieve any party to this Agreement of liability for breach of this Agreement on or prior to the date of termination.

                7.2.2   If (i) the Company terminates this Agreement pursuant to
Section 7.1.3, Purchaser terminates this Agreement pursuant to Section 7.1.4 following receipt by the Company of an Acquisition Proposal or either the Company or Purchaser terminates this Agreement pursuant to clause (ii) of
Section 7.1.2 and immediately prior to any such meeting of the Company's stockholders an Acquisition Proposal was pending, and (ii) the Acquisition Proposal which gave rise to such termination (or any revised transaction based upon such Acquisition Proposal) is consummated within nine months of such termination, then the Company (or any successor thereto) shall pay to Purchaser a fee of $2.0 million (the "Termination Fee") in immediately available funds within five business days following such termination. Only one Termination Fee shall be payable pursuant to this Section 7.2.2. If the Company has paid any amounts to Purchaser pursuant to Section 7.2.3, such amounts shall be deducted from any Termination Fee owed to Purchaser so that in no event shall the aggregate payments made by the Company to Purchaser pursuant to Sections 7.2.2 and
7.2.3 exceed $2.0 million.

                7.2.3   If (i) the Company terminates this Agreement pursuant to
Section 7.1.3, Purchaser terminates this Agreement pursuant to Section 7.1.4 following receipt by the Company of an Acquisition Proposal or either the Company or Purchaser terminates this Agreement pursuant to clause (ii) of
Section 7.1.2 and immediately prior to any such meeting of the Company's stockholders an Acquisition Proposal was pending, then the Company (or any successor thereto) shall pay to Purchaser the out-of-pocket fees and expenses incurred or paid by or on behalf of Purchaser or Sub in connection with the transactions contemplated by this Agreement, including all fees and expenses of counsel, commercial banks, accountants, experts and consultants to Parent and Sub. Payment of Purchaser's expenses pursuant to this Section 7.2.3 shall be made no later than five business days after delivery to the Company of notice of demand for payment and a written itemization setting forth in reasonable detail all of Purchaser's expenses. Notwithstanding the foregoing, if the Company pays to Purchaser the Termination Fee pursuant to Section 7.2.2, no amounts shall be owed to Purchaser by the Company pursuant to this Section 7.2.3.

                                      ARTICLE 8
                                    MISCELLANEOUS

        8.1 AMENDMENT. To the extent permitted by applicable law, this Agreement may be amended by action taken by or on behalf of the respective Boards of Directors of the Company, Purchaser and Sub at any time before or after adoption of this Agreement by the stockholders of the Company (if required by applicable law) but, after any such stockholder approval, no amendment shall be made which decreases the Merger Consideration or changes the form thereof or which adversely affects the rights of the Company's stockholders hereunder without the approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

        8.2 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken by or on behalf of the respective Boards of Directors of the Company, Purchaser or Sub, may,

                8.2.1 extend the time for the performance of any of the obligations or other acts of the other parties hereto;

                8.2.2 waive any inaccuracies in the representations and warranties of any other party contained herein or in any document, certificate or writing delivered pursuant hereto by any other party; or

                8.2.3 waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to assert any of its rights hereunder shall not constituent a waiver of such rights.

        8.3 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made in Articles 3 and 4 shall not survive beyond the Effective Time or the termination of this Agreement. This Section 8.3 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.

        8.4 ENTIRE AGREEMENT; ASSIGNMENT. This Agreement, together with the Schedules hereto, (i) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, other than the Confidentiality Agreement, among the parties or any of them with respect to the subject matter hereof and (ii) shall not be assigned by operation of law or otherwise, provided that Purchaser or Sub may assign any of their rights and obligations to any wholly owned, direct or indirect subsidiary of Purchaser, but no such assignment shall relieve Purchaser or Sub of its obligations hereunder.

        8.5 ENFORCEMENT OF THE AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties and other persons entitled to enforce this Agreement pursuant to this Section 8.5 shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any federal or state court located in Delaware (as to which the parties agree to submit to jurisdiction for the purposes of such action), this being in addition to any other remedy to which they are entitled at law or in equity.

        8.6 VALIDITY. If any provision of this Agreement, or the application thereof to any person or circumstance, is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

        8.7 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have teen duly given upon receipt) by delivery in person, by cable, telegram, telex or telecopies, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

               If to Purchaser or Sub:  U.S. Aggregates, Inc.
                                        400 South El Camino Real
                                        Suite 500
                                        San Mateo, California 94402
                                        Attn: Michael J. Stone

               with a copy to:          Kirkland & Ellis

                                        200 East Randolph Drive
                                        Chicago, Illinois 60601
                                        Attn: John A. Schoenfeld, Esq.

               If to the Company:       Monroc, Inc.
                                        1730 Beck Street
                                        P.O. Box 537
                                        Salt Lake City, Utah 84110
                                        Attn: Ronald D. Davis

               with copies to:          LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                                        136 South Main Street
                                        1000 Kearns Building
                                        Salt Lake City, Utah 84101
                                        Attn: Nolan S. Taylor, Esq.

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).


        8.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of Delaware regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto.

        8.9 DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

        8.10 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reasons of this Agreement except for the holders of Employee Options with respect to Section 2.2, the holders of Shares with respect to Articles I and 2 and Sections 5.9 and 8.4 (which are intended to be for the benefit of the persons provided for therein, and may be enforced by such persons).

        8.11 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

        8.12    Certain Definitions. As used in this Agreement:

                "AFFILIATE" or "Associate" of a person shall have the meaning ascribed thereto in Rule 1 2b-2 under the Exchange Act.

                "BENEFICIAL OWNERSHIP" shall have the meaning as used in Rule 13d under the Exchange Act.

                EXECUTIVE Officers"means Ronald D. Davis and L. William Rands.

                "GROUP" shall have the meaning as used in Rule 13d-5(b) under the Exchange Act.

                "PERSON" means any individual, corporation, company, group, partnership. association, governmental body or other entity.

                "SUBSIDIARY" of an entity shall means any corporation, a majority of the outstanding voting securities of which are owned directly or indirectly by such entity.

                "MATERIAL ADVERSE EFFECT" shall mean any change in or effect on the business of the Company or any of its subsidiaries that is materially adverse to the results of operations, properties or financial condition of the Company and its subsidiaries taken as a whole, except for such changes or effects resulting from, or in connection with general economic, industry-wide or financial market conditions.

        8.13 PERFORMANCE BY SUB. Purchaser hereby agrees to cause Sub to comply with its obligations hereunder and to cause Sub to consummate the Merger as contemplated herein.

                IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized on the day and year first above written.


                                               PURCHASER

                                               U.S. AGGREGATES, INC.

                                               /s/ Michael J. Stone
                                               -------------------------------
                                               Michael J. Stone

                                               Its: Executive Vice President
                                                   ---------------------------


                                               SUB

                                               WESTERN ACQUISITION, INC.

                                               /s/ Michael J. Stone
                                               -------------------------------
                                               Michael J. Stone

                                               Its: Vice President
                                                   ---------------------------


                                               COMPANY

                                               MONROC, INC.

                                               /s/ Ronald D. Davis
                                               -------------------------------
                                               Ronald D. Davis

                                               Its: President and Chief
                                                    Financial Officer
                                                   ---------------------------

                                      EXHIBIT A

                                   VOTING AGREEMENT